Exhibit 10.73

Indemnity

In consideration of your service or continued service in any of the following capacities:

•	as a director of Nortel Networks Limited (the “Corporation”);

•	as an officer of the Corporation;

•	as a director of any other entity to the extent that you are serving in such capacity at the request of the Corporation or

•	as an officer of any other entity to the extent that you are serving in such capacity at the request of the Corporation,

such capacities referred to herein as the “Indemnified Capacities”, the Corporation with full power and authority to grant an indemnity valid and binding upon and enforceable against it in the terms hereinafter contained, hereby agrees to indemnify you to the full extent contemplated by this agreement.

1.	Scope of Indemnity

(a)    The Corporation shall indemnify and hold you harmless for the full amount of any “Cost” (as hereinafter defined) reasonably incurred by you in connection with any “Proceeding” (as hereinafter defined) that may be made or asserted against or affecting you or in which you are required by law to participate or in which you participate at the request of the Corporation or in which you choose to participate (based on your reasonable belief that you may be subsequently named in that Proceeding or any Proceeding related to it) if it relates to, arises from or is based on your service in an Indemnified Capacity, in any case whether or not you have been named (an “Indemnified Claim”).

Nortel Networks Limited

195 The West Mall, Toronto, Ontario M9C 5K1 Canada

(b)    Subject to the terms hereof and any applicable policy of the Corporation relating to the reimbursement of expenses, the Corporation shall also indemnify and hold you harmless for the full amount of any other Cost reasonably incurred by you or to which you are subject if it relates to, arises from or is based on your service in an Indemnified Capacity (provided however that you shall not be entitled to indemnification in respect of any tax assessed on your income). Subject to the terms of any applicable policy of the Corporation, the Corporation shall also reimburse you for reasonable legal fees that you incur in connection with your retaining separate counsel in respect of a matter being considered by the board of directors of the Corporation.

(c)    For the purposes of this agreement:

(i)	“Indemnified Amount” means any amount which the Corporation is obliged to pay pursuant hereto;

(ii)	“Cost” means all injury, liability, loss, damage, charge, cost, expense, fine or settlement amount whatsoever which you may reasonably incur, suffer or be required to pay (including, without limitation, all reasonable legal and other professional fees as well as all out-of-pocket expenses for attending discoveries, trials, hearings and meetings); and

(iii)	“Proceeding” means any claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, whether civil, criminal, administrative or otherwise.

2.	Procedure for Making a Claim

(a)	If you wish to make any claim for payment of an Indemnified Amount to you by the Corporation hereunder, you shall deliver a written notice of such claim for payment to the Corporation, together with reasonable details and supporting documentation with respect to such claim (such written notice, together with such details and documentation, referred to herein as an “Indemnification Notice”).

(b)	Subject to obtaining any required court approval, the Corporation shall pay all Indemnified Amounts arising in connection with the matters described in the Indemnification Notice to you (or as you may direct) no later than 30 days after the date on which you deliver an Indemnification Notice on account of any such Indemnified Amount to the Corporation.

(c)	The Corporation shall pay all Indemnified Amounts within the time period contemplated in this Section 2, subject to Section 6 hereof.

3.	Notice of Claim

(a)    Notice to Corporation

If you become aware of any Indemnified Claim or reasonably expect that an Indemnified Claim will be made, you will give the Corporation notice in writing promptly of such Indemnified Claim or potential Indemnified Claim.

(b)    Notice to Director or Officer

If the Corporation becomes aware of any Indemnified Claim or reasonably expects that an Indemnified Claim will be made, the Corporation will give you notice in writing promptly of such Indemnified Claim or potential Indemnified Claim.

4.	Defence of Action

(a)    By Corporation

The Corporation shall at its expense and in a timely manner contest and defend against any Indemnified Claim (other than an Indemnified Claim brought by the Corporation or any of its subsidiaries) and take all such steps as may be necessary or proper therein to prevent the resolution thereof in a manner adverse to you, including the taking of such appeals as counsel to the Corporation may advise are likely to succeed in the circumstances (which opinion shall be in writing and a copy thereof provided to you). In this regard, the Corporation will keep you fully informed on a timely basis of all steps and developments relating to the foregoing. The Corporation shall not agree to any settlement on your behalf without your written consent.

(b)    By Director

Notwithstanding Section 4(a) hereof, you will be entitled to assume carriage of your own defence relating to any Indemnified Claim (and for greater certainty, the full amount of reasonable expense you incur in connection with such defence shall be an Indemnified Amount) if:

(i)	the Corporation does not in a timely manner:

(A)	undertake appropriate action; or

(B)	take such legal steps as may be from time to time required to properly defend against any such claim; or

(ii)	in the reasonable opinion of your counsel (which opinion shall be in writing and a copy thereof provided to the Corporation) your interests in respect of the relevant matter conflict with the interests of the Corporation in respect of such matter or with the interests of any other director or officer of the Corporation in respect of whose defence the Corporation has carriage;

provided that:

(i)	you shall not agree to settle any Indemnified Claim without the prior written consent of the Corporation (unless you have a reasonable belief that the Corporation will not satisfy its obligations to you hereunder if the Indemnified Claim proceeds); and

(ii)	if the Indemnified Claim would be covered by insurance maintained by the Corporation, you shall comply with the applicable conditions of such coverage (provided however, that failure to so comply shall not relieve the Corporation of its obligation to indemnify you hereunder).

5.	Former Directors and Officers

(a)    You shall continue to be entitled to indemnification and advances hereunder in accordance with the terms hereof with respect to Indemnified Claims, even though you may no longer be acting in an Indemnified Capacity.

(b)    You and your advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation or any entity in which you acted in an Indemnified Capacity which are under the Corporation’s control and which may be reasonably necessary in order to defend yourself against any Proceeding that relates to, arises from or is based on your service in an Indemnified Capacity, provided that you shall maintain all such information in strictest confidence except to the extent necessary for your defence.

6.	No Obligation to Pay Indemnities Prohibited by Law

(a)    Notwithstanding anything contained herein, the Corporation shall not pay any Indemnified Amount hereunder if the payment of such amount would be prohibited under the provisions of the Canada Business Corporations Act (the “CBCA”) or otherwise by law.

(b)    Without limitation to Section 6(a), you acknowledge that the CBCA prohibits the Corporation from indemnifying you unless you:

(i)	acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, of any other entity to the extent that you are serving as a director or officer of that entity at the request of the Corporation; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful (each of (i) and (ii) a “Condition”).

(c)    If the Corporation pays an Indemnified Amount which it is prohibited from paying by law (as determined by a court or administrative tribunal of competent jurisdiction in a final judgment that has become non-appealable), then such amount shall be deemed to have been an advance of Costs by the Corporation to you and upon written request by the Corporation, you shall repay such amounts to the Corporation. For greater certainty, it is acknowledged that the Corporation shall advance Costs to you or on your behalf in connection with an Indemnified Claim prior to the resolution of the merits of any action, provided that if a court or administrative tribunal of competent jurisdiction in a final judgment that has become non-appealable determines that you do not fulfill either of the Conditions, you shall repay such amounts to the Corporation.

7.	Court Approval

(a)    If the Corporation is required under applicable law to obtain the approval of the court in order to pay any Indemnified Amount, the Corporation shall seek such approval forthwith upon demand by you for indemnification or advance.

(b)    In the event of a dispute under this agreement, the Corporation shall apply to the court to approve a payment under this agreement forthwith upon receiving a written request from you to do so.

8.	Enurement

This indemnity and the benefit of the obligations of the undersigned hereunder shall inure to the benefit of you, your heirs, estate, executors and administrators and shall be binding upon the Corporation’s successors and assigns.

9.	Previous Indemnities

This indemnity supersedes and replaces all prior indemnities entered into between the Corporation and you with respect to the subject matter of this indemnity, provided however, that nothing in this provision shall operate to restrict in any way any indemnity to which you are entitled under the Corporation’s by-laws or otherwise at law.

10.	Jurisdiction

The courts of the Province of Ontario, Canada shall have exclusive jurisdiction with respect to all matters dealing with the enforcement of or otherwise arising out of or in connection with this indemnity, and by accepting and relying hereon you expressly and irrevocably submit and attorn to the exclusive jurisdiction of, and irrevocably agree to be bound by a judgment of, any such court relating to all such matters.

11.	Notices

Any notice permitted or required hereunder shall be made:

(i)	to the Corporation at: Nortel Networks Limited, 195 The West Mall, Toronto, Ontario, M9C 5K1, Attention: Chief Legal Officer (facsimile: 905.863.7386); and

(ii)	to you at [ ]

(or at such other address as you or the Corporation may from time to time specify) and shall be sufficiently given if delivered personally, if sent by mail or transmitted by fax and such notice shall be deemed to have been received on the date it is sent (or, if not sent on a day on which the Corporation is open for business at its head office (a “business day”), on the next business day), except for notices sent by mail, which will be deemed to have been received on the fifth business day following the date mailed.

12.	Governing Law

This indemnity shall in all respects be governed by and construed in accordance with the laws of the Province of Ontario, Canada, and all disputes, claims or matters arising out of or under it shall be governed by such laws.

This indemnity was authorized for execution by the Board of Directors of the Corporation on December 22, 2008.

NORTEL NETWORKS LIMITED

by
	Name:	Gordon A. Davies
	Title:	Chief Legal Officer and Corporate Secretary

by
	Name:	Pavi Binning
	Title:	Chief Financial Officer

The undersigned accepts the foregoing indemnity and agrees to comply with the terms and conditions set out above.

[Name of Director / Officer]	[Witness]